Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-1

(Form Type)

AIM ImmunoTech Inc.

(Exact Name of Registrant

as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Plans	Rule 457(c) and (h)	9,306,072	$0.27		$2,512,639	$153.10 per $1,000,000	$384.69

Total Offering Amounts					$			$384.69
Total Fee Offsets								-
Net Fee Due								$384.69